Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 1, Suite 1600		Josh Hallenbeck, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Increases Revolving Credit Facility to $1.2 Billion and Extends Maturity by One Year

DENVER—June 29, 2012—MarkWest Energy Partners, L.P. (NYSE:MWE) announced today the completion of a $300 million increase to its senior secured revolving credit facility, increasing total borrowing capacity to $1.2 billion. MarkWest also extended the maturity of the revolving credit facility by one year to September 2017. The revolving credit facility is supported by a syndicate of 17 banks led by Wells Fargo Securities, LLC and RBC Capital Markets as Joint Lead Arrangers and Joint Lead Bookrunners.

“We are pleased to announce the increase of our borrowing capacity and the extension of the term of our credit facility,” stated Frank Semple, Chairman, President and Chief Executive Officer.  “We remain committed to maintaining a strong balance sheet and this expansion significantly increases our liquidity and financial flexibility, which are important elements of our ongoing growth strategy.”

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect its operations, financial performance, and other factors as discussed in MarkWest’s filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.